ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                            OF OLYMPIC RESOURCES LTD.
                                  TO ESTABLISH
                      SERIES A CONVERTIBLE PREFERRED STOCK


     By authority of Part 27 of the existing Articles of Incorporation of Olympic Resources Ltd. (the "Corporation"), and section 17-16-602 of the Wyoming Business Corporation Act (the "WBCA"), the board of directors of the Corporation has determined the preferences, limitations and relative rights of its newly created Series A Convertible Preferred Stock, no par value (the "Series A Stock"). These Articles of Amendment shall amend the Articles of Incorporation of the Corporation filed with the Office of the Secretary of State of Wyoming on January 8, 2003.

     These Articles of Amendment are filed by the Corporation under section 17-16-1006 of the WBCA:

     1.   The name of the Corporation is Olympic Resources Ltd.

     2. The preferences and relative, participating, optional, conversion and other rights of the shares of the Series A Stock and the qualifications, limitations or restrictions thereof, in addition to those set forth above, are as follows:

          (A) Designation and Number of Shares of Series A Convertible Preferred Stock. Out of the Corporation's 1,000,000 authorized shares of preferred stock, no par value ("Preferred Stock"), there is hereby authorized and established a series of Preferred Stock designated and to be known as "Series A Convertible Preferred Stock" consisting of 100,000 shares with no par value.

          (B) Rank. The Series A Stock shall rank pari passu, with respect to liquidation, winding up and dissolution, and dividend rights, to the Corporation's Common Stock now or hereafter authorized, issued or outstanding.


          (C) Voting. The holder of each share of Series A Stock shall not be entitled to vote on any matter submitted to the stockholders for a vote.

          (D) Dividends. The holders of the Series A Stock shall be entitled to receive dividends on an as-converted basis with shares of Common Stock when, as and if declared by the Board of Directors out of funds legally available therefor and such dividends shall be non-cumulative.

          (E) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Stock shall be entitled to be paid out of the assets of the Corporation (whether capital or surplus) an amount per share equal to the amount per share paid to the holders of the shares of Common Stock on an as-converted basis.

          (F) Conversion.

               (i) Automatic Conversion. At any time after the issuance of the Series A Stock and concurrently with the Corporation and its shareholders authorizing and approving either (A) an increase in the number of authorized shares of Common Stock to a number sufficient to satisfy such conversion or (B) a combination of the outstanding shares of Common Stock into a smaller number of shares such that the number of remaining authorized and unissued shares of Common Stock is sufficient to satisfy such conversion, each share of Series A Stock shall convert automatically into 60 fully paid, non-assessable shares of Common Stock (the "Per Share Conversion Ratio").

               (ii) Mechanics of Conversion. Upon the Corporation filing articles of amendment to its Articles of Incorporation increasing the number of shares of Common Stock issuable, the Corporation shall deliver a notice to any holder or holders of the shares of Series A Stock stating the number of shares of Common Stock to be issued to such holder. Upon receipt of such notice, the holder shall have ten business days to surrender for exchange such holder's Series A Stock certificate, duly endorsed for transfer, for a Common Stock certificate. If the holder does not surrender such holder's Series A Stock certificate prior to 5pm Central Standard Time on the tenth business day following mailing of notice pursuant to this paragraph, then such shares shall be deemed to have been converted and the Corporation shall deliver to the converting holder in a reasonable time period a stock certificate representing the shares of Common Stock into which the Series A Stock is converted.

               (iii) Priority on Conversion. The holders of Series A Stock specifically acknowledge that the conversion of their respective shares shall be subject to the Corporation's having increased the number of its authorized shares of Common Stock to satisfy such conversion.

          (G) Adjustment of Per Share Conversion Ratio for Certain Dilutive Splits and Combinations. The Per Share Conversion Ratio from time to time in effect shall be subject to adjustment from time to time as follows:

               (i) If at any time or from time to time after the date that the first share of Series A Stock is issued (the "Original Issue Date"), the Corporation shall subdivide the outstanding shares of Common Stock, or shall declare a stock dividend on its outstanding Common Stock payable in shares of Common Stock, the Per Share Conversion Ratio in effect immediately prior to such subdivision or the declaration of such dividend shall be proportionately increased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Per Share Conversion Ratio in effect immediately prior to such combination shall be proportionately decreased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

               (ii) The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section
          (G) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion of the holders of Series A Stock against impairment.

               (iii) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section (G), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to each holder of Series A Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment, (ii) the Per Share Conversion Ratio in effect at the time, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

          (H) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Stock. If more than one share of Series A Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined in good faith by the Corporation's Board of Directors.

          (I) Taxes. The Corporation shall pay any and all issue and stock transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which Series A Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     3. These Articles of Amendment to the Articles of Incorporation were duly adopted and authorized by the board of directors of Olympic Resources Ltd. on July __, 2003.


     IN WITNESS WHEREOF, said Corporation has caused these Articles of Amendment to be signed by Daryl Pollock, its President, and attested by Bev Funston, its Secretary, this the ___ day of July, 2003, and by execution hereof does declare and certify that this is the act and deed of the Corporation and the facts herein stated are true.


                                            /s/ Daryl Pollock
                                            ----------------------------------
                                            Daryl Pollock, President


                                            /s/ Bev Funston
                                            ----------------------------------
                                            Bev Funston, Secretary